Exhibit 99.A

TRANSACTIONS IN THE ISSUER’S SECURITIES BY BRADLEY & DAYTONA AND ALEXANDER KACHMAR SINCE JUNE 26, 2026

	Date of	Securities	Average Price Per	Trading Range of Transactions
Transaction Description	Transaction	Purchased*	Share**	Min	Max
Purchase of Series A Preferred Stock	6/29/2026	62	$9.88	$9.79	$9.96
Purchase of Series A Preferred Stock	6/30/2026	293	$9.92	$9.80	$10.03
Purchase of Series A Preferred Stock	7/01/2026	50	$10.02	$10.00	$10.04
Purchase of Series A Preferred Stock	7/08/2026	25	$9.93	$9.85	$10.01
Purchase of Series A Preferred Stock	8/07/2026	110	$8.30	$8.27	$8.32
Purchase of Series A Preferred Stock	8/20/2026	37	$8.87	$8.65	$9.10
Purchase of Series A Preferred Stock	8/24/2026	52	$8.97	$8.90	$9.03
Purchase of Series A Preferred Stock	8/25/2026	11	$9.49	$9.49	$9.49

*Represents transactions made on the open market by the Reporting Persons.

**The price reported is the average purchase price. These shares were purchased in multiple transactions at prices ranging between the "Min" and "Max" values included in the “Trading Range of Transactions” column. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth above.